UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 23, 2019
Vail Resorts, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-09614	51-0291762
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

390 Interlocken Crescent Broomfield, Colorado		80021
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 404-1800

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	MTN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On September 23, 2019, Vail Holdings, Inc. a Delaware corporation (“VHI”) and a wholly-owned subsidiary of Vail Resorts, Inc. (the “Company”), certain subsidiaries of the Company, as guarantors, Bank of America, N.A., as administrative agent (the “Agent”), and certain Lenders entered into a Second Amendment (the “Second Amendment”) to the Eighth Amended and Restated Credit Agreement, dated as of August 15, 2018 (as so amended, and as previously amended, the “Credit Agreement”).
Pursuant to the terms of the Second Amendment, the Agent and the Lenders party thereto agreed to provide VHI an additional $335,625,000 term loan under the Credit Agreement’s term loan facility. The proceeds of the additional term loan will be used to pay the purchase price of VHI’s acquisition of all outstanding equity of Peak Resorts, Inc., a Missouri corporation (“Peak”) and to prepay certain portions of the debt assumed in connection with such acquisition. In addition, pursuant to the terms of the Second Amendment, VHI, the Agent and the Lenders party thereto agreed to extend the maturity date of the Credit Agreement’s revolving loan facility and term loan facility to September 23, 2024.
The foregoing description of the Second Amendment is only a summary and is qualified in its entirety by reference to the Second Amendment and the Credit Agreement, a copy of which will be filed with the Securities and Exchange Commission (the “SEC”) as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended October 31, 2019.

Item 2.03. Creation of a Direct Financial Obligation.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01. Other Events.

On September 24, 2019, VHI completed its previously announced acquisition of Peak through the merger of VRAD Holdings, Inc., formerly a Missouri corporation and a wholly owned subsidiary of VHI (“Merger Sub”), with and into Peak, with Peak surviving as a wholly owned subsidiary of VHI (the “Merger”). The Merger was consummated pursuant to the Agreement and Plan of Merger, dated as of July 20, 2019 (the “Merger Agreement”), by and among VHI, Merger Sub, Peak and, solely for the purposes stated in Section 9.14 of the Merger Agreement, the Company. At the effective time of the Merger (the “Effective Time”) and pursuant to the terms and conditions of the Merger Agreement, (i) each share of outstanding common stock of Peak (the “Common Stock”) (other than shares owned (A) by VHI or Merger Sub and (B) by Peak in treasury) ceased to be outstanding and was converted into the right to receive $11.00 in cash, without interest; (ii) each outstanding share of Series A Cumulative Convertible Preferred Stock of Peak (the “Series A Preferred Stock”) was converted into the right to receive an amount equal to the sum of: (a) $1,748.81; plus (b) the aggregate amount of all accrued and unpaid dividends on the applicable issuance of Series A Preferred Stock as of the Effective Time, in cash without interest; (iii) each outstanding restricted stock unit that was granted pursuant to Peak’s 2014 Equity Incentive Plan became fully vested and was cancelled and extinguished in exchange for the right to receive $11.00 in cash, without interest; and (iv) each warrant issued by Peak to purchase shares of Common Stock that was issued and outstanding immediately prior to the Effective Time (collectively, the “Warrants”), was cancelled in exchange for the right to receive an amount in cash, without interest, equal to the product of: (a) the aggregate number of shares of Common Stock in respect of such Warrant; multiplied by (b) the excess of $11.00 over the per share exercise price under such Warrant. Peak’s common stock has been delisted from the Nasdaq Global Select Market effective as of the close of trading on September 24, 2019.

The aggregate consideration paid by the Company to the former Peak stockholders in the Merger was approximately $265 million, excluding related transaction fees and expenses. The Company funded the payment of the aggregate consideration with the proceeds from the Second Amendment described in Item 1.01 of this Current Report on Form 8-K, which description is incorporated herein by reference.

On September 24, 2019, the Company issued a press release announcing the completion of the Merger and the transactions contemplated by the Merger Agreement. A copy of that press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated September 24, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vail Resorts, Inc.
Date: September 24, 2019	By:	/s/ David T. Shapiro
David T. Shapiro
Executive Vice President, General Counsel & Secretary